Exhibit 99.1

- American Land Lease Announces First Quarter 2007 Results -

CLEARWATER, Fla., May 8, 2007 /Business Wire/ — American Land Lease, Inc. (NYSE: ANL - news) today released first quarter 2007 results.

Summary Financial Results

First Quarter

•	Diluted Earnings Per Share (“Diluted EPS”) were $0.16 for the three-month period ended March 31, 2007 compared to $0.36 for the same period one-year ago, a decrease of 55.6% on a per share basis.

•

Funds From Operations (“FFO”; a non-GAAP financial measure defined on page 9 of this press release and reconciled to net income on page 13 of this press release) were $2.7 million, or $0.30 per diluted common share, for the quarter compared to $4.3 million or $0.48 per diluted common share from the same period one year ago, a decrease of 37.5% on a per share basis.

•

Home sales volume was $7,665,000 down by 43.2% from the same period one year ago, with 55 new home closings, including 53 new homes sold on expansion home sites. This compares with 104 new home closings in first quarter 2006.

•

“Same Store” results (a non-GAAP financial measure defined on page 9 of this press release and reconciled on page 14 of this press release) provided a revenue increase of 7.8%, an expense increase of 4.0% and an increase of 9.7% in Net Operating Income (“NOI”).

•

“Same Site” results (a non-GAAP financial measure defined on page 9 of this press release and reconciled on page 14 of this press release) provided a revenue increase of 4.5%, an expense increase of 2.6% and an increase of 5.5% in NOI.

Supplemental Information

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “We Continue to build NAV through excellent same site and same store results. These results reflect the stability and strength of our core residential land lease business. The continued expansion of operating margins at the property level speaks to the strength of our properties and personnel who serve our customers well. We increased our focus on certain expense areas, especially utilities and insurance, in this quarter which yielded improved results. We continue to view our core business as owning and operating land leases – and in that core business our performance was outstanding.”

“We view the new home sales business as an activity that complements our residential land lease business by creating new revenue generating home sites. New home sales activity continues to decline as our buyers take longer to sell their current home. We continue to put our emphasis on our lifestyle and the quality of our communities and homes as we maintain pricing within our communities. We did not achieve our objective for the number of new contracts during the quarter as traffic was not as strong as we anticipated, but saw an increase over fourth quarter and a decrease in cancellations as compared to the year prior. So while we are disappointed by unit sales, we are pleased we have been able to continue to expand our land lease business, albeit at a slower rate.”

“Our core business, owning land lease communities, is solid. Its returns grow with increased rents and with home sales. The latter has been affected by the national decline in new home sales. That said, we have solid locations, attractive homes, a hardworking sales team, and we are still selling homes at good prices. I remain upbeat and optimistic about the future of our company.”

Dividend Declaration

On May 3, 2007, the Board of Directors declared a first quarter common stock dividend of $0.25 per share payable on May 31, 2007, to stockholders of record on May 18, 2007.

On May 3, 2007, the Board of Directors also declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended March 31, 2007, payable on May 31, 2007 to shareholders of record on May 18, 2007.

The Board of Directors reviews the dividend policy quarterly. The Company’s dividends are set quarterly and are subject to change or elimination at any time. The Company’s primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. Further, the Board has and will continue to consider the downturn in new home sales in the context of its quarterly review and dividend decision. The Company’s net operating loss may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results – First Quarter

First Quarter Property Operations

First quarter revenue from property operations was $9,721,000 as compared to $8,173,000 in the same period one year ago, a 18.9% increase. First quarter property operating expenses totaled $3,329,000 as compared to $2,916,000 in the same period one year ago, a 14.2% increase. The Company realized significant increases in rental income driven by annual rental rate increases, the absorption of new home sites through its home sales efforts and the acquisition of three additional communities in 2006.

First quarter property operating expenses increased primarily due to increases in utility costs, tenant related legal costs, insurance premiums and the aforementioned acquisition of three properties. In a majority of the communities we operate, the Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to homeowners for their proportional share of increased taxes. In addition, in 24 of the 31 communities we operate, the individual homeowner’s energy is metered and changes in consumption are billed to the homeowner.

First quarter property operating margins before depreciation expense increased to 63.9% from 62.0% in the prior year’s first quarter.

First Quarter “Same Store” Results

First quarter “same store” results reflect the results of operations for properties and golf courses owned during the first quarters of both 2007 and 2006. Same store properties accounted for 89.3% of property operating revenues for first quarter 2007. Same store results is defined on page 9 of this press release and reconciled on page 14 of this press release. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement in periods where properties are acquired. Our presentation of same store results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

The same store % change results are as follows:

1Q07
Revenue	7.8%
Expense	4.0%
Net Operating Income	9.7%

Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. When these revenues are associated with the expenses we incur, the change in revenues and expenses for the quarter are shown below.

1Q07
Revenues	7.8%
Less: Reimbursements	(1.2%)

Revenue growth net of reimbursements	6.6%
Expenses	4.0%
Less: Reimbursements	(2.6%)

Expense growth net of reimbursements	1.4%
Same Store NOI Growth	9.7%

While we are focused on controlling operating expenses, our leases also provide some insulation from increased expenses.

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. Same site results is defined on page 9 of this press release and reconciled on page 14 of this press release. We believe that “same site” information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption and golf operations contributions to total same store results for first quarter are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	4.5%	3.8%	(0.5)%	7.8%
Expense	2.6%	2.6%	(1.2)%	4.0%
NOI	5.5%	4.4%	(0.2)%	9.7%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended March 31, 2007 and 2006 can be found on page 14 of this earnings release.

First Quarter Home Sales Operations

First quarter 2007 new home sales were $7,665,000, a 43.2% decrease from the same period in the prior year. We had 55 closings, a 47.1% decrease from the 104 closings in the same period in the prior year. Average selling price per home was $135,000 as compared to $128,000 in the same period in the prior year, a 5.5% increase. Twelve communities reported average selling prices in excess of $100,000 and one of the closings during the quarter exceeded $200,000 in selling price. The decrease in closings compared to the same period in the prior year was primarily due to decreased sales at six of the Company’s expansion communities in Florida. Brokerage profits were down 59.7% as compared with the same period in the prior year. Selling gross margins, excluding brokerage activities, decreased to 26.5% in the quarter as compared to 33.0% in the same period in the prior year. This decrease was driven primarily by decreased manufacturer rebates associated with lower purchasing volumes and increases in costs of homes purchased partially offset by increases attributable to increased selling prices. Selling costs as a percentage of sales revenue increased from 20.7% in the prior year’s period to 30.4% in the first quarter of 2007, reflecting overhead being allocated against fewer sales, plus an increase in the relative percentage of advertising and marketing expenses to home sales as result of fewer sales. Total advertising and marketing dollars were down 16.9% as compared to the same period in the prior year. The backlog of contracts for closing stood at 58, a decrease of 22.7% or 17 from the same period in the prior year.

The Company remains committed to generating revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities, though at a slower rate than in 2006.

Summary of home sales activity:

	Quarter ended March 31, 2007	Quarter ended March 31, 2006
New home closings – Same Store	49	104
New home closings – Acquisitions	6	—

Total new home closings	55	104
New home contracts – Same Store	84	113
New home contracts – Acquisitions	12	4

Total new home contracts	96	117
Home resales	3	—
Brokered home sales	31	62
New home contract backlog - Same Store	51	71
New home contract backlog - Acquisitions	7	4

Total new home contract backlog	58	75

Outlook for 2007

The table below summarizes the Company’s projected financial outlook for 2007 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

Full Year 2007 Projected
FFO	$1.40 to $1.65
AFFO	$1.24 to $1.45
Diluted EPS	$0.85 to $1.05
Same Store
Revenue Growth	6.5% to 8.5%
Expense Growth	6.0% to 9.0%
NOI Growth	7.0% to 9.0%
Contribution from Acquired Properties and Redevelopment	$2.4M to $2.8M
Growth in Income from Property Operations Before Depreciation Expense	9.5% to 12.5%
Home Sales Operating Income	$1.5M to $4.0M
Home Sales Net Contribution	$0.65M to $3.2M
General and Administrative Expenses	$4.2M to $4.7M
Capital Replacements (per site)	$140 to $170
Depreciation	$4.8M to $5.5M

A portion of the Company’s earnings from property operations is a result of new leases originated on expansion sites within its same store properties. The number of new leases impacts the rate at which Net Operating Income grows. New leases are originated through the sale of a new home on expansion home sites. The number of new home sales, and in turn new leases on expansion sites, are subject to volatility. In addition, the Company’s earnings from property operations will be impacted by the renewal of property and casualty insurance policies during 2007.

A portion of the Company’s earnings is from the sale of new homes on expansion home sites in its developing communities. The earnings from new home sales are subject to greater volatility than are the earnings from land leases. The Company expects near term home closings at a rate similar to first quarter of 2007. The Company’s earnings estimates would be impacted positively or negatively by changes in the unit volume of new home sales or in the gross margins from new home sales. Home sales volume and gross margins are dependent upon a number of factors, including consumer confidence, the cost of homeowners’ insurance, and consumers’ access to financing sources for home purchases and the sale of their current homes.

The Company’s projected results are impacted by the amount of interest capitalized on its development properties. The amount of interest capitalized is dependent on the rate of completion of home sites, the timing and amount of capital expenditures and continuing development activities at each location. Changes in each of the preceding factors, along with changes in applicable interest rate, will result in either increases or decreases in the actual amount of interest capitalized. Changes in the amount of interest capitalized will increase or decrease the Company’s earnings as compared to historical financial results.

The Company’s projected results for 2007 include a reduction in regulatory compliance costs. Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2007 projections. The Company’s earnings estimates would be adversely impacted by any increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

Development Activity

The Company ended the quarter with an inventory of 1,140 home sites that are fully developed. We sell new homes to be located on these home sites so that they will become revenue generating.

In addition, the company has an inventory of 1,566 home sites that are partially developed or undeveloped. All of these sites are fully entitled and zoned for a land lease community. With the exception of Sebastian Beach and Tennis Village and the Villages at Country Club, all are contiguous and a part of a current ANL land lease community where there are ongoing property operations and a proven customer base.

Significant development activity during the quarter included:

•

At Sebastian Beach and Tennis Village, construction and site work continued. As reported in prior quarters, a new municipality was formed in July of 2006 which impacts the largest part of this site. We are working with the Town and County to accomplish the platting of the community under this unique set of circumstances. Pre-sales and marketing activities for the community have already begun at an off site sales office opened in January 2006 and we expect to begin home and Village Centre construction in the second half of 2007.

•

At the Villages at Country Club project in Mesa, Arizona, site work neared completion for Phase I. We expect to begin home building and homes sales activities in Q207 and look towards home closings in late Q407.

•

At Sun Lake, construction was completed for the expansion and renovation of the community center complex. The grand opening event was well attended and this substantial amenity reopened for resident use during first quarter.

American Land Lease, Inc. is a REIT that held interests in 31 manufactured home communities with 8,100 operational home sites, 1,140 developed expansion sites, 1,566 undeveloped expansion sites and 129 recreational vehicle sites as of March 31, 2007.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, results of operations, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Management will hold a teleconference call, Tuesday, May 8, 2007 at 9:00 a.m. Eastern Daylight Time to discuss first quarter 2007 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease first quarter 2007 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 12:30 p.m. Eastern Daylight Time, May 8, 2007 until midnight on May 15, 2007. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 8314737.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements used by American Land Lease management. Such measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement based in part on the definition of the National Association of Real Estate Investment Trusts (NAREIT) and “same store” and same site” results. These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, dispositions of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less Capital Replacement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property while also reflecting that Capital Replacements are necessary to maintain the associated real estate assets.

SAME STORE RESULTS: represent an operating measure that is used to compare the results of properties that have been in the portfolio for both accounting periods being compared.

SAME SITE RESULTS: represent an operating measure that is used to compare the results of home sites that have been in the portfolio for both accounting periods being compared. Home sites that are leased or “absorbed” during the accounting periods are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which the greater part of their infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and that require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a revenue source or material feature that increases overall community value. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from the third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	As of
	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
ASSETS
Real Estate	$303,432	$301,392	$298,293	$264,947	$254,690
Less accumulated depreciation	(30,120)	(29,068)	(28,041)	(27,836)	(26,132)
Real estate under development	115,798	110,682	103,940	95,195	87,068

Total Real Estate	390,162	383,006	374,192	332,306	315,626
Cash and cash equivalents	293	253	311	8,497	8,384
Inventory	20,705	22,827	23,731	23,588	20,654
Other assets	15,662	15,969	14,845	14,488	12,785
Assets Held for Sale	—	—	3,874	3,897	3,890

Total Assets	$426,822	$422,055	$416,953	$382,776	$361,339

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$234,826	$235,567	$203,428	$199,746	$182,762
Secured short-term financing	25,012	20,059	43,783	19,462	16,742
Accounts payable and accrued liabilities	13,239	13,216	17,359	12,036	12,006
Liabilities related to assets held for sale	—	—	2,261	2,273	2,304

Total Liabilities	273,077	268,842	266,831	233,517	213,814
Minority Interest in Operating Partnership	16,475	16,502	16,333	16,245	16,137
STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 3,000 shares authorized, 1,000 shares issued and outstanding	25,000	25,000	25,000	25,000	25,000
Common Stock, par value $.01 per share; 12,000 shares authorized
	95	94	92	92	92
Additional paid-in capital	292,757	291,460	289,223	288,581	287,206
Dividends in excess of accumulated earnings	(153,970)	(153,231)	(153,914)	(154,047)	(154,298)
Treasury stock at cost	(26,612)	(26,612)	(26,612)	(26,612)	(26,612)

Total Stockholders Equity	137,270	136,711	133,789	133,014	131,388

Total Liabilities and Stockholders’ Equity	$426,822	$422,055	$416,953	$382,776	$361,339

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$9,721	$9,347	$9,121	$8,507
Golf course operating revenues	430	249	154	213

Total property operating revenues	10,151	9,596	9,275	8,720
Property operating expenses	(3,329)	(3,193)	(3,136)	(3,056)
Golf course operating expenses	(335)	(313)	(296)	(373)

Total property operating expenses	(3,664)	(3,506)	(3,432)	(3,429)
Depreciation	(1,229)	(1,199)	(1,136)	(1,032)

Income from rental property operations	5,258	4,891	4,707	4,259
SALES OPERATIONS
Home sales revenue	7,665	9,493	12,197	12,052
Cost of home sales	(5,633)	(6,323)	(8,244)	(7,914)

Gross profit on home sales	2,032	3,170	3,953	4,138
Commissions earned on brokered sales	75	86	45	164
Commissions paid on brokered sales	(44)	(43)	(27)	(76)

Gross profit on brokered sales	31	43	18	88
Selling and marketing expenses	(2,328)	(2,416)	(2,582)	(2,754)

Income (loss) from sales operations	(265)	797	1,389	1,472
General and administrative expenses	(964)	(1,054)	(1,055)	(995)
Interest and other income	170	115	34	91
Interest expense	(2,243)	(2,251)	(2,218)	(1,832)

Income before minority interest in Operating Partnership	1,956	2,498	2,857	2,995
Minority interest in Operating Partnership	(221)	(295)	(330)	(350)

Income from continuing operations	1,735	2,203	2,527	2,645
DISCONTINUED OPERATIONS
Income (loss) from discontinued operations, net of Minority Interest	—	923	40	51

Net Income	1,735	3,126	2,567	2,696
Cumulative preferred stock dividends	(484)	(485)	(485)	(484)

Net Income Attributable to common shareholders	$1,251	$2,641	$2,082	$2,212

Basic earnings from continuing operations (net of cumulative unpaid preferred dividends)	$0.16	$0.23	$0.27	$0.29
Basic earnings (loss) from discontinued operations	—	0.12	0.01	0.01

Basic earnings per common share	$0.16	$0.35	$0.28	$0.30

Diluted earnings from continuing operations	$0.16	$0.22	$0.26	$0.28
Diluted earnings (loss) from discontinued operations	—	0.11	0.01	0.01

Diluted earnings per common share	$0.16	$0.33	$0.27	$0.29

Weighted average common shares outstanding	7,688	7,553	7,507	7,465
Weighted average common shares and common share equivalents outstanding	8,054	7,953	7,808	7,836
Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	March 31, 2007	December 31, 2006	September0 30, 2006	June 30, 2006	March 31, 2006
DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$223,470	$224,211	$192,072	$188,975	$178,317
Mortgage Loans Payable – Floating	11,356	11,356	11,356	10,771	4,445
Floor Plan Facility	19,636	14,754	23,813	19,462	16,642
Acquisition Bridge Loan	—	—	10,000	—	—
Line of Credit	5,376	5,305	9,970	—	100

Total Debts	$259,838	$255,626	$247,211	$219,208	$199,504

% FIXED FLOATING
Fixed	86.0%	87.7%	77.7%	86.2%	89.5%
Floating	14.0%	12.3%	22.3%	13.8%	10.5%

Total	100.00%	100.00%	100.00%	100.00%	100.00%
AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	6.4%	6.4%	6.4%	6.4%	6.4%
Mortgage Loans Payable – Floating	7.1%	7.1%	6.9%	7.4%	7.2%
Floor Plan Facility	8.5%	8.5%	8.6%	8.75%	8.2%
Acquisition Bridge Loan	—	—	7.3%	—	—
Line of Credit	6.9%	7.3%	7.0%	7.35%	6.6%

Total Weighted Average	6.6%	6.6%	6.7%	6.7%	6.6%

DEBT RATIOS
Debt/Total Market Cap(1)	50.8%	49.4%	51.4%	47.6%	42.7%
Debt/Gross Assets	60.9%	60.6%	59.3%	57.3%	55.2%

	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011
MATURITIES
Mortgage Loan Scheduled Principal Payments	2,278	3,175	3,658	3,904	4,057
Mortgage Loans Balloon Maturities	2,665	—	—	—	21,740

Total	$4,943	$3,175	$3,658	$3,904	$25,797

(1)	Computed based upon closing price as reported on NYSE as of the period ended.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO/AFFO AND PAYOUT RATIOS

(Amounts in thousands, except per share/OP unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net Income	$1,251	$2,818
Adjustments
Cumulative unpaid preferred stock dividends	484	484
Minority interest in operating partnership	221	435
Real estate depreciation	1,229	979
Discontinued operations:
Real estate depreciation, net of minority interests	—	18
Minority interest in operating partnership attributed discontinued operations	—	6

Funds From Operations (FFO)	$3,185	$4,740
Cumulative unpaid preferred stock dividends	(484)	(484)

Funds From Operations attributable to common Stockholders	2,701	4,256
Capital Replacements	(342)	(753)

Adjusted Funds from Operations (AFFO)	$2,359	$3,503

Weighted Average Common Shares/OP Units Outstanding	9,047	8,872

Per Common Share and OP Unit:
FFO:	$0.30	$0.48
AFFO:	$0.26	$0.39
Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	83.3%	52.1%
AFFO:	96.2%	64.1%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE QUARTER ENDED MARCH 31, 2007 AND MARCH 31, 2006

(in thousands)

(unaudited)

		Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues		$8,279	$7,900	$379	4.8%	4.5%
Absorption rental revenues		354	34	320	941.2%	3.8%
Same store golf revenues		430	470	(40)	(8.5)%	(0.5)%

Same store revenues	A	9,063	8,404	659	7.8%	7.8%

Re-development and newly acquired property revenues		1,088	239	849	(355.2)%

Total property revenues	C	$10,151	$8,643	$1,508	17.4%

Same site rental expenses		$2,438	$2,368	$70	3.0%	2.6%
Absorption rental expenses		70	—	70	100.0%	2.6%
Same store golf expenses		335	365	(30)	(8.2)%	(1.2)%

Same store expenses	B	2,843	2,733	110	4.0%	4.0%

Re-development and newly acquired property expenses		348	96	252	262.5%
Expenses related to offsite management[2]		473	452	21	4.6%

Total property operating expenses	D	$3,664	$3,281	$383	11.7%

Same store net operating income	A-B	$6,220	$5,671	549	9.7%

Total net operating income	C-D	$6,487	$5,362	$1,125	21.0%

(1) Computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2006 period. For example, same site rental revenues of $379 as compared to the total same store revenues in 2006 of $8,404 is a 4.5% increase ($379/$8,404=4.5%).

(2) Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF MARCH 31, 2007

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punta Gorda, FL	343	100%	$351	—	—	46
Brentwood Estates	Hudson, FL	139	99%	279	—	—	52
Sebastian Beach & Tennis Club	Micco, FL	—	0%	—	—	533	—
Serendipity	Ft. Myers, FL	338	96%	364	—	—	—
Stonebrook	Homosassa, FL	191	100%	303	—	—	11
Sunlake Estates	Grand Island, FL	356	100%	360	—	—	44
Sun Valley	Tarpon Springs, FL	261	97%	406	—	—	—
Forest View	Homosassa, FL	271	100%	328	—	—	33
Gulfstream Harbor	Orlando, FL	382	99%	422	—	50	—
Gulfstream Harbor II	Orlando, FL	306	100%	417	—	37	1
Gulfstream Harbor III	Orlando, FL	164	99%	393	—	—	120
Lakeshore Villas	Tampa, FL	281	98%	437	—	—	—
Park Place	Sebastian, FL	368	100%	330	—	—	98
Park Royale	Pinellas Park, FL	296	94%	441	—	—	13
Pleasant Living	Riverview, FL	245	96%	364	—	—	—
Riverside GCC	Ruskin, FL	452	100%	529	—	311	177
Royal Palm Village	Haines City, FL	281	97%	355	—	—	106
Cypress Greens	Lakeland, FL	218	100%	263	—	—	40
Savanna Club	Port St Lucie, FL	983	100%	299	—	—	84
Woodlands	Groveland, FL	160	99%	291	—	—	132
	Subtotal—Florida	6,035				931	957
Blue Star	Apache Junction AZ	22	55%	305	129	—	—
Brentwood West	Mesa, AZ	350	94%	471	—	—	—
Casa Encanta	Mesa, AZ	—	0%	—	—	375	—
Desert Harbor	Apache Junction AZ	199	100%	379	—	—	7
Fiesta Village	Mesa, AZ	172	86%	386	—	—	—
La Casa Blanca	Apache Junction AZ	197	99%	401	—	—	—
Lost Dutchman	Apache Junction AZ	201	80%	317	—	—	41
Rancho Mirage	Apache Junction AZ	312	95%	435	—	—	—
Reserve at Fox Creek	Bull Head City, AZ	247	100%	323	—	—	67
Sun Valley	Apache Junction AZ	268	91%	348	—	—	—
	Subtotal—Arizona	1,968			129	375	115
Foley Grove	Foley, AL	97	100%	291	—	260	68
Total Communities	31	8,100	97%	$371	129	1,566	1,140

(1) We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 84.2% across the entire portfolio. Including sites not yet developed, occupancy was at 73% at March 31, 2007.

Portfolio Summary

	Operational Home sites		Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of January 1, 2007	8,044		1,192	1,566	129	10,931
New lots purchased	—		4	—	—	4
New leases originated	54	(1)	(54)	—	—	—
Adjust for site plan changes	2		(2)	—	—	158

As of March 31, 2007	8,100	(2)	1,140	1,566	129	10,935

(1)	During the quarter ended December 31, 2006, a new lease was originated for a used home at one community. The company inadvertently reported the home site as non-operational.

(2)	As of March 31, 2007, 7,890 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of January 1, 2007	7,833	8,044	97.4%
New home sales	55	53
Used home sales	3	2
Used homes acquired	(2)	—
Homes constructed by others	3 (1)	1
Homes removed from previously leased sites	(2)	—

As of March 31, 2007	7,890	8,100	97.4%

(1)	At December 31, 2006, the occupancy at one community was under reported by 2 occupied lots, which is adjusted here.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Expansion sites leased during the period		53	85

Estimated first year annualized profit on leases originated during the period	A	$174	$332

Costs, including development costs of sites leased		$3,284	$4,922
Home sales (loss) income attributable to sites leased		(381)	1,652

Total costs incurred to originate ground leases	B	$3,665	$3,270

Estimated first year returns from the leases originated on expansion home sites during the period	A/B	4.7%	10.2%

For the three months ended March 31, 2007 and 2006, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Reported (loss)/income from sales operations	$(294)	$1,729
Brokerage business income	(31)	(77)
Used home sales	(56)	—

Adjusted income for projection analysis	$(381)	$1,652

The reconciliation of our estimated first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2006 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2006
Property income before depreciation	A	$22,847
Total investment in operating home sites	B	$294,394
Return on investment from earning home sites(1)	A/B	7.8%

(1)

Our return on investment in operational sites reflects our income from and investment in sites that were leased for the first time during the year ended December 31, 2006. For these leases, the income reported above includes less than a full twelve months of operating results. Consequently, when compared to the investment we have made in these home sites, the return on investment during the year ended December 31, 2006 is less than the return when measured using a full twelve months of operating results.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	1Q07 over 4Q06 Increase/ Decrease	1Q07 over 4Q06 % Change	1Q07 over 1Q06 Increase/ Decrease	1Q07 over 1Q06 % Change
New home contracts	117	125	81	73	96	23	31.5%	-21	-17.9%
New home closings	104	95	92	71	55	-16	-22.5%	-49	-47.1%
Home resales	—	3	2	1	3	2	200.0%	3	100%
Brokered home sales	62	54	20	27	31	4	14.8%	-31	-50.0%
New home contract backlog	75	86	51	34	58	24	70.6%	-17	-22.7%
Average Selling Price	$128,000	$124,000	$129,000	$131,000	$135,000	$4,000	3.1%	$7,000	5.5%
Average Gross Margin Percentage	33.0%	34.3%	32.4%	33.4%	26.5%